Exhibit 10.1

    June 2, 2025
Sara Mijares
********@********.***

Dear Sara,
I would like to express my sincere appreciation for your willingness to take on the acting chief financial officer role during the chief financial officer’s leave of absence. This agreement confirms the terms of a cash lump sum payment that Southern California Gas Company (the “Company”) is offering you as consideration for assuming the roles of acting chief financial officer and acting treasurer.
•Cash Lump Sum: $50,0001
•Payment date: November 1, 20252
•Employment: Your employment will remain at will.3
Your acceptance of this interim role demonstrates your dedication, leadership, and commitment to the Company’s success. I have every confidence in your ability to manage the challenges and opportunities that come with this role. Please let me know if you have any questions or if there is any support I can provide as you take on these additional responsibilities.

Sincerely,

/s/ Maryam Brown
Maryam Brown
Chief Executive Officer

By my signature below, I hereby agree to the terms and conditions stated herein.

/s/ Sara Mijares
Sara Mijares
1 The lump sum payment will not be benefits attracting, which means that it will not be included in the basis for calculating incentive compensation or for pension benefits, nor can it be deferred under the company’s deferred compensation plans.
2 You will not be eligible for the lump sum payment if you do not remain employed with the Company through October 27, 2025 under any of the following circumstances: (a) because you resign; (b) due to your death or inability to perform the essential functions of your job, with or without accommodation, due to disability; or, (c) because the company terminates your employment for Cause. “Cause” for purposes of this agreement shall mean: (a) conviction of a crime of moral turpitude; (b) willful neglect of duties; or, (c) misconduct in the course and scope of employment.
3 In the event that the Company opts to terminate your employment without Cause, you will be eligible for a pro-rata portion of the lump sum provided you sign a release of claims.